CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use in this Pre-effective Amendment No. 2 to the Registration Statement (File No. 33-93443) for Searay Financial Funds of our report dated February 29, 2000 and all references to our firm included in or made a part of this Amendment.


                                        McCurdy & Associates CPA's, Inc.


     February 29, 2000